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                                                                     EXHIBIT 5.2


                                  TEXTRON INC.
                              40 Westminster Street
                         Providence, Rhode Island 02903


                                                           July 25, 2003


Textron Inc.
40 Westminster Street
Providence, Rhode Island  02903

      Re: Textron Inc. Offering of $250,000,000 4 1/2% Notes due August 1, 2010;
          Registration Statement on Form S-3 (Registration No. 333-84599)
          ----------------------------------------------------------------------

Ladies and Gentlemen:

     I am Senior Associate General Counsel-Securities and Assistant Secretary of Textron Inc., a Delaware corporation ("Textron"). I have acted as counsel to Textron in connection with the public offering of $250,000,000 aggregate principal amount of Textron's 4 1/2% Notes due August 1, 2010 (the "Notes") pursuant to a Registration Statement on Form S-3 (No. 333-84599) filed by Textron, Textron Capital II and Textron Capital III (together with Textron Capital II, the "Textron Trusts") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on August 5, 1999 (the "Registration Statement"). The Registration Statement relates to the offering and sale from time to time, pursuant to Rule 415 under the Securities Act, of up to an aggregate offering price of $2,000,000,000 of unsecured senior debt securities, unsecured subordinated debt securities, unsecured junior subordinated debt securities, common stock and preferred stock of Textron, preferred securities of each of the Textron Trusts and guarantees by Textron for the benefit of the holders of such preferred securities of the Textron Trusts. The Notes will be issued in the form of one or more Global Notes (collectively, the "Global Note").

     The Notes are being offered pursuant to a prospectus supplement dated July 22, 2003 filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act on July 24, 2003 (the "Prospectus Supplement"), which supplements Textron's prospectus dated August 11, 1999 (the "Prospectus"). The Notes are to be issued under the Indenture, dated as of September 10, 1999, between Textron and The Bank of New York, as trustee (the "Indenture").

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of: (i) the Restated Certificate of Incorporation of Textron, as currently in effect; (ii) the By-Laws of Textron, as currently in effect; (iii) the Registration Statement as filed with the Commission; (iv) the Prospectus and the Prospectus Supplement as filed with the Commission; (v) the form of the Notes; (vi) an executed copy of the Indenture; (vii) an executed copy of the Underwriting Agreement, dated as of July 22, 2003, between Textron and J.P. Morgan Securities Inc., UBS Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc. and SG Cowen Securities Corporation; (viii) the Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, on

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Form T-1 of The Bank of New York, as trustee under the Indenture with respect to the Notes; (ix) pertinent resolutions of Textron's Board of Directors and committees thereof; and (x) written actions of delegates of such committees. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of Textron and such agreements, certificates of public officials, certificates of officers or other representatives of Textron and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed or to be executed by parties other than Textron, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In addition, I have assumed that the Notes, when executed, will be executed in substantially the form reviewed by me. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of Textron and others.

     I am admitted to the bar in the States of New York and Rhode Island, and I express no opinion as to the laws of any jurisdiction other than such States and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial interpretations interpreting these laws). I am not admitted to the practice of law in the State of Delaware.

     Based upon and subject to the foregoing and the other qualifications set forth herein, it is my opinion that when the Global Note (in the form examined by me) has been duly executed and authenticated in accordance with the terms of the Indenture and in the manner contemplated in the Prospectus Supplement and has been delivered in accordance with the Underwriting Agreement against payment of the agreed-upon consideration therefor set forth therein, the Notes will constitute valid and binding obligations of Textron, entitled to the benefits of the Indenture and enforceable against Textron in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the references to me under the captions "Legal Opinions" in the Registration Statement and "Legal Matters" in the Prospectus Supplement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,


                                    /s/ Michael D. Cahn
                                    --------------------------------------------
                                            Senior Associate General
                                        Counsel-Securities and Assistant
                                                    Secretary